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                                  EXHIBIT 99.1





FOR IMMEDIATE RELEASE

EPRISE CONTACT:                              PRESS CONTACT:
--------------                               -------------
Milt Alpern                                  Kelly Murray/Dan Sher
Eprise Corporation                           PAN Communications, Inc.
508/661-5200                                 978/474-1900
malpern@eprise.com                           eprise@pancomm.com


EPRISE CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN

FRAMINGHAM, MASS. -- DECEMBER 19, 2000 -- Eprise Corporation (NASDAQ: EPRS), a leading provider of advanced contenT management software for dynamic websites, today announced that its Board of Directors has adopted a stockholder rights plan designed to protect the long-term value of the company for its stockholders. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

In connection with the Rights Plan, the Board declared a dividend of one preferred share purchase right for each share of Eprise's common stock outstanding on December 29, 2000. The rights will be distributed as a non-taxable dividend and will expire on December 18, 2010.

One right will initially attach to each share of Eprise common stock and will not trade separately or be exercisable. If a person or a group acquires or announces an intent to acquire 15% or more of Eprise's stock, then the rights will be distributed and will thereafter trade separately from the common stock. Eprise's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to their distribution or the consummation of a business combination transaction.

If a person acquires 15% or more of Eprise common stock without the prior approval of the Company's Board of Directors, all rights holders other than the acquiror will be entitled to exercise the rights to acquire shares of Eprise common stock at a discount. The effect will be to discourage acquisitions of more than 15% of Eprise common stock without negotiating with the Board.

Additionally, if Eprise is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the company's outstanding common stock, or 50% or more of its assets are sold, each right will entitle its holder (other than an acquiror) to purchase, at the then-current exercise price of a right, a number of shares of the acquiring company's common stock having a market value of two times the exercise price of the right.


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The rights are designed to provide the Board of Directors sufficient time to evaluate proposed change-in-control transactions by encouraging potential acquirors to negotiate with the Board of Directors before initiating a tender offer for the Company. The rights are not intended to prevent transactions on terms that are fair to the Company's stockholders nor to deter any potential acquiror who is willing to complete a transaction on such terms.

Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.


ABOUT EPRISE CORPORATION

Eprise Corporation (Nasdaq:EPRS) provides Strategic Content Management solutions that enable businesses to gain competitive advantage. Its software solutions encompass products and services that support the use of industry best practices for managing the entire content life cycle. By integrating its products with technologies from companies such as Microsoft, Inktomi, Net Perceptions and Screaming Media, Eprise offers an even more robust environment, enabling customers to improve Web site effectiveness and drive e-business success. With headquarters located in Framingham, Mass., the company has expanded to include regional offices across the United States, as well as in Canada, Germany, and the United Kingdom.

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Certain matters discussed in this announcement may involve "forward-looking statements" (as that term is used in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including risks of business change, product acceptance and customer demand and growth management detailed from time-to-time in Eprise Corporation's filings with the Securities and Exchange Commission. Eprise Corporation draws the reader's attention to the factors described in its final Prospectus dated March 24, 2000 and its Form 10Q for the quarter ended September 30, 2000 filed on November 14, 2000 under the heading "Risk Factors." Any such forward-looking statements speak only as of the date such statements are made, and the company undertakes no obligation to publicly release the results of any revision to these forward-looking statements or otherwise update or supplement this announcement or the risk factors referenced herein.